Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2014 Earnings Results

FAIRPORT, NY, July 30, 2014—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2014 second quarter results for the period ended June 30, 2014.

Summary Highlights

•	Second quarter economic income and economic net income, non-GAAP measures, were $43.4 million and $26.8 million, or $0.30 per adjusted share

•	Assets under management (“AUM”) at June 30, 2014 were $54.1 billion, compared with $52.2 billion at March 31, 2014

•	Revenue for the second quarter increased 12% year-over-year and increased 5% sequentially to $103.9 million

•	Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter and $62.7 million year-to-date, resulting in a $0.16 per share second quarter dividend

•	The Company completed the acquisition of 2100 Xenon Group, LLC, an alternative investment manager, and introduced alternative investment strategies into existing life cycle products

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “The year-to-date market environment has been favorable to our active security selection process, reflected in outperformance for our equity and life-cycle strategies. As we enter the second half of 2014, we are optimistic regarding several initiatives that we believe will drive growth and deliver returns for both our clients and shareholders. Our short-term and long-term track records for our core products continue to outperform peers and benchmarks, and our mid-term records will benefit from the roll-off of underperformance during the third quarter of 2011. We also enhanced our product offerings by our recent acquisition of Xenon, which we have already integrated in our new Chicago office by successfully transitioning the existing client base and scaling the products to over $400 million by including Xenon’s managed futures strategies in our multi-asset-class portfolios. Finally, since going public and beginning a capital investment program two and a half years ago, we are witnessing the first tier of new product seedings reaching three-year track records with very good performance in emerging markets equity and global equity. ”

Second Quarter 2014 Financial Review

Manning & Napier reported second quarter 2014 revenue of $103.9 million, an increase of 12% from revenue of $93.0 million reported in the second quarter of 2013, and an increase of 5% from revenue of $98.5 million reported in the first quarter of 2014. The changes in revenue resulted primarily from increases in average AUM. Average AUM for the quarter was $53.1 billion, an 11% and 4% increase over average AUM for the second quarter of 2013 and the first quarter of 2014, when average AUM was $47.8 billion and $51.1 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the second quarter of 2014, which is consistent with the second quarter of 2013 and first quarter of 2014.

Operating expenses were $84.7 million, or $61.4 million excluding non-cash reorganization-related share-based compensation of $23.3 million. The $61.4 million is an increase of $12.7 million, or 26%, in operating expenses compared with the second quarter of 2013, and an increase of $5.2 million, or 9%, in operating expenses compared with the first quarter of 2014.

The expense increase in the current quarter compared to the second quarter of 2013 and the first quarter of 2014 was due primarily to higher incentive compensation costs for our analyst team resulting from continued strong relative and absolute investment performance. As a percentage of revenue, compensation and related costs for the second quarter of 2014 were 32%, compared with 26% for the second quarter of 2013 and 30% for the first quarter of 2014. The increase was also attributed to increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees consistent with increases in mutual fund and collective investment trust AUM. Distribution, servicing and custody expenses for the second quarter of 2014 increased by $3.5 million, or 21%, compared to the second quarter of 2013 and $1.5 million, or 8% from the first quarter of 2014, while average mutual fund and collective trusts AUM increased by 17% and 6% for the respective periods.

Generally Accepted Accounting Principles (“GAAP”)-based operating income was $19.2 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $42.5 million for the quarter, a decrease of $1.8 million, or 4%, from the second quarter of 2013 and an increase of $0.2 million, or 1%, from the first quarter of 2014. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 41% for the second quarter of 2014, compared with 48% for the second quarter of 2013 and 43% for the first quarter of 2014.

Non-operating income was $0.9 million, an increase of $1.1 million from a loss of $0.2 million reported in the second quarter of 2013 and a decrease of $1.5 million from income of $2.4 million reported in the first quarter of 2014. The decrease from the first quarter of 2014 is primarily due to the $2.1 million of income recorded in the first quarter of 2014 resulting from enacted changes in tax laws, which reduced expected tax benefits and subsequent payment of such benefits under the tax receivable agreement.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported second quarter 2014 economic income of $43.4 million compared with $44.0 million in the second quarter of 2013, a 1% decrease, and $44.7 million in the first quarter of 2014, a 3% decrease. Also for the second quarter of 2014, economic net income was $26.8 million, or $0.30 per adjusted share, compared with $27.2 million, or $0.30 per adjusted share, in the second quarter of 2013 and $27.6 million, or $0.31 per adjusted share, in the first quarter of 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the second quarter was $17.7 million compared with net income of $18.6 million in the second quarter of 2013 and net income of $17.6 million in the first quarter of 2014. GAAP net income attributable to the common shareholders for the second quarter of $0.7 million, or $0.05 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Six-months ended June 30, 2014 Financial Review

Manning & Napier reported 2014 year-to-date revenue of $202.3 million, an increase of 10% from revenue of $183.2 million reported in 2013. The increase in 2014 was consistent with changes in average AUM, which also increased by 10% over the prior year. Revenue as a percentage of average AUM remained consistent with the prior year at 0.78%.

Operating expenses were $162.9 million, or $117.7 million excluding non-cash reorganization-related share-based compensation of $45.2 million. The $117.7 million is an increase of $18.5 million, or 19%, from 2013, due to higher incentive compensation costs resulting from the strong absolute and relative investment performance compared to the prior year, coupled with increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees. As a percentage of revenue, compensation and related costs for 2014 were 31% compared to 28% for the prior year. Distribution, servicing and custody expenses for 2014 increased by $6.0 million, or 18%, from 2013, while average mutual fund and collective trusts AUM increased by 15% for the same period.

GAAP-based operating income was $39.5 million for the year, or $84.7 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $84.7 million represents a $0.6 million, or 1%, increase when compared to 2013. Operating margin for 2014 year-to-date, excluding non-cash reorganization-related share-based compensation expense, was 42% compared to the prior year of 46%.

Non-operating income was $3.3 million, an increase of $3.3 million from income of $0.1 million reported in 2013. The increase in non-operating income compared to the prior year is due to the $2.1 million of income recorded in 2014 resulting from enacted changes in tax laws, coupled with an increase in gains on investments due to an increase in investments held by the Company to provide initial cash seeding for product development purposes.

Manning & Napier reported 2014 economic income of $88.0 million, compared with $84.1 million in 2013, a 5% increase. Also for 2014, economic net income was $54.4 million, or $0.61 per adjusted share, compared with $51.9 million, or $0.58 per adjusted share in 2013.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the six months ended June 30, 2014 was $35.4 million, compared with net income of $35.0 million in 2013. GAAP net income attributable to the common shareholders for the six months ended June 30, 2014 was $0.8 million, or $0.06 per basic and diluted share.

Assets Under Management

As of June 30, 2014, AUM was $54.1 billion, an increase of 4% from the $52.2 billion as of March 31, 2014 and an increase of 17% from the $46.3 billion as of June 30, 2013. As of June 30, 2014, the composition of the Company’s AUM was 51% in separate accounts and 49% in mutual funds and collective investment trusts, which is generally consistent with the composition of 52% and 54% in separate accounts and 48% and 46% in mutual funds and collective investment trusts as of March 31, 2014 and June 30, 2013, respectively.

Since March 31, 2014, AUM increased by $1.9 billion, including increases of 1% in separate accounts and 6% in mutual fund collective investment trust AUM. The $1.9 billion increase in AUM from March 31, 2014 to June 30, 2014 was attributable to market appreciation and other changes of $2.2 billion offset by net client outflows of $0.4 billion. The net client outflows of $0.4 billion consisted of net client inflows into the mutual fund and collective trust products of $0.5 billion, offset by net client outflows of $0.8 billion from separate accounts. The annualized separate account retention rate through the second quarter was 91% for 2014 compared to 92% for 2013.

When compared to June 30, 2013, AUM increased by $7.8 billion from $46.3 billion, including an increase of $2.8 billion, or 11%, in separate account AUM and an increase of $4.9 billion, or 23%, in mutual fund and collective investment trust AUM. The $7.8 billion increase in AUM from June 30, 2013 to June 30, 2014 was primarily attributable to market appreciation and other changes of $9.1 billion.

Balance Sheet Review

As of June 30, 2014, cash and cash equivalents was $112.1 million, compared with $118.7 million as of March 31, 2014.

Other Events

On May 22, 2014, Manning & Napier completed the acquisition of the business and operations of 2100 Xenon Group, LLC, an alternative investment manager specializing in managed futures and global macro strategies. As a result of the transaction, Manning & Napier acquired three alternative investment product track records and has recently introduced two alternative investment strategies into its life cycle product offerings to increase product diversification through non-correlated strategies.

Conference Call

Manning & Napier will host a conference call to discuss its 2014 second quarter financial results on Thursday, July 31, 2014, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 35793882. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 7, 2014. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 35793882. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income excludes from income before provision for income taxes the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such vesting terms will not result in an increase to the number of outstanding shares of the Company’s Class A common stock or the adjusted share count. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested restricted stock units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 508 employees as of June 30, 2014.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues
Investment management services revenue	$103,864	$98,470	$92,973	$202,334	$183,229
Expenses
Compensation and related costs	56,148	51,810	47,321	107,958	95,804
Distribution, servicing and custody expenses	19,964	18,440	16,495	38,404	32,410
Other operating costs	8,565	7,937	7,750	16,502	15,529

Total operating expenses	84,677	78,187	71,566	162,864	143,743

Operating income	19,187	20,283	21,407	39,470	39,486
Non-operating income (loss)
Non-operating income (loss), net	908	2,437	(230)	3,345	80

Income before provision for income taxes	20,095	22,720	21,177	42,815	39,566
Provision for income taxes	2,360	5,076	2,580	7,436	4,577

Net income attributable to the controlling and the noncontrolling interests	17,735	17,644	18,597	35,379	34,989
Less: net income attributable to the noncontrolling interests	17,036	17,563	18,337	34,599	34,385

Net income attributable to Manning & Napier, Inc.	$699	$81	$260	$780	$604

Net income per share available to Class A common stock
Basic	$0.05	$0.01	$0.02	$0.06	$0.04

Diluted	$0.05	$0.01	$0.02	$0.06	$0.04

Weighted average shares of Class A common stock outstanding
Basic	13,667,861	13,634,401	13,618,193	13,651,223	13,601,128

Diluted	13,820,309	13,751,690	13,718,182	13,788,381	13,601,128

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income attributable to Manning & Napier, Inc.	$699	$81	$260	$780	$604
Plus: net income attributable to the noncontrolling interests	17,036	17,563	18,337	34,599	34,385

Net income attributable to the controlling and the noncontrolling interests	17,735	17,644	18,597	35,379	34,989
Provision for income taxes	2,360	5,076	2,580	7,436	4,577

Income before provision for income taxes	20,095	22,720	21,177	42,815	39,566
Reorganization-related share-based compensation	23,267	21,941	22,816	45,208	44,556

Economic income	43,362	44,661	43,993	88,023	84,122
Adjusted income taxes	16,586	17,083	16,827	33,669	32,177

Economic net income	$26,776	$27,578	$27,166	$54,354	$51,945

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.05	$0.01	$0.02	$0.06	$0.04
Plus: net income attributable to the noncontrolling interests per basic share	1.25	1.29	1.34	2.53	2.53

Net income attributable to the controlling and the noncontrolling interests per basic share	1.30	1.30	1.36	2.59	2.57
Provision for income taxes per basic share	0.17	0.37	0.19	0.54	0.34

Income before provision for income taxes per basic share	1.47	1.67	1.55	3.13	2.91
Reorganization-related share-based compensation per basic share	1.70	1.61	1.68	3.32	3.27

Economic income per basic share	3.17	3.28	3.23	6.45	6.18
Adjusted income taxes per basic share	1.21	1.25	1.24	2.47	2.37

Economic net income per basic share	1.96	2.03	1.99	3.98	3.81
Less: impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.66)	(1.72)	(1.69)	(3.37)	(3.23)

Economic net income per adjusted share	$0.30	$0.31	$0.30	$0.61	$0.58

Weighted average shares of Class A common stock outstanding—Basic	13,667,861	13,634,401	13,618,193	13,651,223	13,601,128
Weighted average exchangeable units of Manning & Napier Group, LLC	73,696,130	75,837,703	75,873,923	74,761,000	76,127,246
Weighted average restricted stock units	508,918	416,917	284,053	463,172	142,811

Weighted average adjusted Class A common stock outstanding	87,872,909	89,889,021	89,776,169	88,875,395	89,871,185

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4
Gross client inflows	935.0	1,605.7	2,540.7	1,190.0	1,292.3	58.4	2,540.7
Gross client outflows	(1,761.7)	(1,134.5)	(2,896.2)	(877.1)	(1,962.8)	(56.3)	(2,896.2)
Market appreciation/(depreciation) & other (1)	1,230.8	1,011.9	2,242.7	1,065.4	1,098.6	78.7	2,242.7

As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Average AUM for period	$27,413.4	$25,709.2	$53,122.6	$25,167.0	$26,766.6	$1,189.0	$53,122.6
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	716.3	1,689.7	2,406.0	1,137.5	1,201.7	66.8	2,406.0
Gross client outflows	(1,076.0)	(1,248.5)	(2,324.5)	(942.9)	(1,299.1)	(82.5)	(2,324.5)
Market appreciation (depreciation)	742.2	541.5	1,283.7	608.5	660.3	14.9	1,283.7

As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4
Average AUM for period	$26,900.4	$24,187.7	$51,088.1	$23,987.8	$25,967.9	$1,132.4	$51,088.1
As of March 31, 2013	$26,231.2	$21,849.2	$48,080.4	$21,908.6	$24,933.6	$1,238.2	$48,080.4
Gross client inflows	474.8	1,401.5	1,876.3	989.5	840.4	46.4	1,876.3
Gross client outflows	(1,808.1)	(1,505.0)	(3,313.1)	(960.3)	(2,282.0)	(70.8)	(3,313.1)
Market appreciation (depreciation)	(106.4)	(219.5)	(325.9)	(214.4)	(86.6)	(24.9)	(325.9)

As of June 30, 2013	$24,791.5	$21,526.2	$46,317.7	$21,723.4	$23,405.4	$1,188.9	$46,317.7
Average AUM for period	$25,833.2	$21,991.0	$47,824.2	$22,004.7	$24,575.3	$1,244.2	$47,824.2

For the six-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	1,651.3	3,295.4	4,946.7	2,327.5	2,494.0	125.2	4,946.7
Gross client outflows	(2,837.7)	(2,383.0)	(5,220.7)	(1,820.0)	(3,261.9)	(138.8)	(5,220.7)
Market appreciation/(depreciation) & other (1)	1,973.0	1,553.4	3,526.4	1,673.9	1,758.9	93.6	3,526.4

As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Average AUM for period	$27,148.2	$24,948.6	$52,096.8	$24,575.9	$26,356.4	$1,164.5	$52,096.8
As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	1,454.9	3,149.2	4,604.1	2,289.4	2,226.3	88.4	4,604.1
Gross client outflows	(2,963.0)	(3,097.7)	(6,060.7)	(2,057.7)	(3,862.6)	(140.4)	(6,060.7)
Market appreciation (depreciation)	1,616.0	949.4	2,565.4	1,021.0	1,569.2	(24.8)	2,565.4

As of June 30, 2013	$24,791.5	$21,526.2	$46,317.7	$21,723.4	$23,405.4	$1,188.9	$46,317.7
Average AUM for period	$25,740.7	$21,704.2	$47,444.9	$21,670.1	$24,535.4	$1,239.4	$47,444.9

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions.

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